Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

April 16, 2009

PACWEST BANCORP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2009

—Net Earnings of $1.4 Million or $0.05 Per Diluted Share—

—Core Deposits Grow $108.2 Million—

—Total Tangible Capital Ratio Increases To 9.67%—

—Credit Loss Reserve at 1.95% of Net Loans—

—Board of Directors Declares Quarterly Dividend of $0.01 Per Share—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the first quarter of 2009 were $1.4 million, or $0.05 per diluted share, compared to net earnings of $9.6 million, or $0.34 per diluted share, for the fourth quarter of 2008.  The decrease in net earnings compared to the fourth quarter of 2008 resulted mostly from lower net interest income, higher provision for credit losses and higher noninterest expense.

The Company also announced today that on April 15, 2009, its Board of Directors declared a quarterly cash dividend of $0.01 per common share payable on May 29, 2009, to stockholders of record at the close of business on May 15, 2009.  The dividend reduction from $0.32 per share, most recently paid on February 27, 2009, reflects the Company’s focus on preserving its high capital position in the current economic environment.

FIRST QUARTER RESULTS

	First	Fourth
In thousands, except per share data and percentages	Quarter 2009	Quarter 2008

Net earnings	$1,445	$9,621
Diluted earnings per share	$0.05	$0.34
Return on average assets	0.13%	0.85%
Return on average equity	1.27%	10.15%
Efficiency ratio	71.0%	59.1%
Net interest margin	4.71%	4.77%

At quarter end:
Allowance for credit losses to loans, net of unearned income	1.95%	1.72%
Tangible common equity (TCE) ratios:
Consolidated Company	9.67%	7.54%
Pacific Western Bank	10.54%	10.23%

The decrease in net earnings of $8.2 million between the first quarter of 2009 and the fourth quarter of 2008 is due mainly to the combination of lower net interest income ($1.1 million after tax), higher provision for credit losses ($3.0 million after tax), and higher noninterest expense ($3.0 million after tax).   The increase in the efficiency ratio in the first quarter of 2009 compared to the fourth quarter of 2008 was due mostly to the combined effects of lower net interest income, lower noninterest income and higher noninterest expenses.  The increase in the capital ratios was due to the January 14, 2009 closing of the $100.0 million common stock investment of CapGen Financial Group.

Matt Wagner, Chief Executive Officer, commented, “During the first quarter we closed the CapGen investment, integrated the acquired deposit base of Security Pacific Bank and continued to focus on core deposit growth and managing our loan portfolio.  As we continue to generate earnings in the current environment, our core profitability allows us to withstand a healthy credit loss provision and also maintain high capital levels.”

Mr. Wagner continued, “We are actively lending in our marketplace and are pleased with the Bank’s new loan generation and continued advances on existing commitments.  Given the current environment, we remain cautious and vigilant in exercising our conservative underwriting standards.  While we expect economic challenges to continue, our core deposit growth, increased capital position, and earnings power position us well.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Both our positive earnings and the CapGen investment further enhanced our capital levels such that the Company’s and Pacific Western Bank’s TCE ratios were a strong 9.67% and 10.54% at March 31, 2009.  To position the Bank in response to the current interest rate environment, we continued to runoff the acquired brokered and higher-cost Security Pacific Bank deposits while at the same time building on-balance sheet liquidity.  More notable, however, was the $108 million core deposit growth during the quarter, especially in the noninterest-bearing category.  The combined strength of our capital levels and credit loss reserve allows us to take advantage of opportunities as they arise.”

BALANCE SHEET CHANGES

Total loans, net of unearned income, decreased $63.6 million on a net basis to $3.9 billion during the first quarter of 2009.  Although the loan portfolio shows a net decrease during the quarter, the Bank was active in its lending markets with advances on existing loan commitments and new loans totaling $237.7 million.

Total deposits decreased $74.4 million during the first quarter.  When brokered and money desk deposits are excluded, however, our core deposits increased $108.2 million, with $58.4 million of such increase in the noninterest-bearing category.  At March 31, 2009, noninterest-bearing deposits totaled $1.2 billion and represented 36.0% of total deposits.  Brokered and money desk deposits totaled $167.4 million at March 31, 2009 compared to $350.0 million at December 31, 2008.  The March 31 balance includes $44.7 million of brokered and money desk deposits acquired in the November 2008 Security Pacific Bank (SPB) deposit acquisition and $122.7 million of Pacific Western Bank wholesale CDs.

NET INTEREST INCOME

Net interest income totaled $48.8 million for the first quarter of 2009 compared to $50.7 million for the fourth quarter of 2008. Loan interest income declined $4.7 million in the first quarter due to lower average balances and increased nonaccrual loans.  Interest expense decreased $3.1 million in the first quarter and resulted from rate cuts on existing accounts and runoff of the higher-rate SPB deposits.

NET INTEREST MARGIN

Our net interest margin for the first quarter of 2009 was 4.71%, a decrease of 6 basis points when compared to the fourth quarter of 2008 net interest margin of 4.77%.  The decrease in the net interest margin is due mostly to lower investment and loan yields offset somewhat by lower deposit cost.  The investment securities portfolio yield declined during the first quarter of 2009 to 3.79% due mostly to lower income on FHLB stock.  The lower loan yield is due to the level of market interest rates and higher nonaccrual loans.  Deposit cost was favorably impacted during the first quarter of 2009 by rate reductions put into effect and runoff of higher-cost SPB deposits.

The net interest margin was 4.81% in January, 4.68% in February and 4.64% in March.  The yield on average loans was 6.37% for the first quarter of 2009 compared to 6.69% for the fourth quarter of 2008; the loan yield for the month of March was 6.22%.  Net reversals of interest income on nonaccrual loans negatively impacted both loan yield and net interest margin for the month of March by 16 basis points.

Deposit pricing led to a 34 basis point decrease in the cost of interest bearing deposits to 1.71% for the first quarter and a 21 basis point decrease in our all-in deposit cost to 1.12%.  On a monthly basis, all-in deposit costs were 1.18% in January, 1.13% in February and 1.05% in March.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 34% of average total deposits during the first quarter of 2009.  The overall cost of interest-bearing liabilities was 2.13% for the first quarter of 2009, down 32 basis points from the fourth quarter of 2008 due mostly to lower deposit costs.  The cost of interest-bearing liabilities decreased to 1.99% in March 2009 from 2.42% in December 2008.

NONINTEREST INCOME

Noninterest income for the first quarter of 2009 totaled $6.1 million compared to $6.5 million in the fourth quarter of 2008.  The decrease is due to lower deposit account service charges, lower commissions and fees, and lower appreciation of Bank-owned life insurance policies (BOLI).  Deposit account service charges decreased due to fewer activity charges, including NSF fees.  Other commissions and fees were lower due to a decrease in loan servicing income, other loan income and foreign exchange fees.  The decrease in BOLI income was due to a lower crediting rate earned during the first quarter when compared to the fourth quarter of 2008 and lower BOLI asset balances.  Other noninterest income increased $332,000 due to $536,000 of life insurance proceeds received during the quarter of which approximately $383,000 is not taxable.

NONINTEREST EXPENSE

Noninterest expense increased $5.2 million to $39.0 million for first quarter of 2009 from $33.8 million for the fourth quarter of 2008.  As described below, noninterest expense in the fourth quarter of 2008 was reduced by $4.5 million related to a performance-based restricted stock amortization adjustment. When this item is excluded, the first quarter increase in total noninterest expense was $650,000 when compared to the fourth quarter. Such increase is due mostly to the reorganization and lease charges of $1.2 million related to a first quarter 2009 reduction in force, premises costs related to the planned second quarter closing of two banking offices and additional rent for a discontinued acquired office.  Insurance and assessments increased $450,000 quarter over quarter due to increased FDIC insurance costs.  OREO costs increased $249,000 due to the combination of lower gain on sale of OREO, higher write-downs and lower operating costs.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of time-based and performance-based restricted stock totaled $2.2 million for the first quarter of 2009.  In the fourth quarter of 2008 we reversed $4.5 million of accumulated amortization for certain performance stock awards when we concluded it was improbable that the financial targets required for vesting of such awards would be met. Excluding the performance-based restricted stock amortization adjustment, restricted stock amortization totaled $1.8 million for the fourth quarter of 2008.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $8.1 million for 2009.  Intangible asset amortization totaled $2.2 million for the first quarter of 2009 and $2.3 million for the fourth quarter of 2008 and is estimated to be $9.2 million for 2009.  The 2009 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

TAXES

The effective tax rate for the first quarter of 2009 was 23.3% compared to 34.3% for the fourth quarter of 2008.  The effective tax rates are generally lower than the blended Federal and State statutory rate of 42.0% due to tax credits on certain investments and other tax-exempt income.  The first quarter of 2009 effective tax rate was lower than that of the prior quarter as the proportion of tax-exempt income to pretax income was higher in the first quarter of 2009.

CREDIT QUALITY

The credit loss provision for the first quarter of 2009 of $14.0 million was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, past due and nonaccrual loans, general market conditions and portfolio concentrations.  At March 31, 2009, the allowance for credit losses totaled $76.6 million and represented 1.95% of loans net of unearned income compared to $68.8 million and 1.72% at the end of December.

Our loan portfolio continues to experience pressure from the economic trends in southern California as indicated by the level of net charge-offs and the increases in nonaccrual loans and nonperforming assets.  We expect that such pressures will continue in 2009.

Nonperforming assets include nonaccrual loans and other real estate owned (OREO) and totaled $186.2 million at the end of March compared to $104.8 million at the end of December.  OREO totaled $47.7 million at the end of March compared to $41.3 million at the end of December.  The increase in OREO is due to 7 additions totaling $12.0 million, an increase in the valuation reserve of $535,000 and 6 sales totaling $5.1 million.  The ratio of nonperforming assets to loans and OREO increased to 4.69% at March 31, 2009 from 2.60% at December 31, 2008.

The types of loans included in the nonaccrual and accruing loans past due between 30 and 89 days categories as of March 31, 2009 and December 31, 2008 follow:

	Nonaccrual loans		Accruing and over 30 days past due
	Balance as of
Loan category	3/31/09	12/31/08	3/31/09	12/31/08
	(Dollars in thousands)

SBA 504	$3,869	$5,308	$2,699	$—
SBA 7(a) and Express	10,173	7,544	738	2,330
Residential construction	44,778	14,738	22,893	5,342
Commercial real estate	22,782	11,081	13,442	26,674
Commercial construction	14,875	1,298	—	3,956
Commercial	18,255	20,325	2,543	2,298
Commercial land	1,641	—	—	142
Residential other	18,896	86	743	457
Residential land	1,257	1,665	—	—
Residential multifamily	301	—	—	3,292
Other, including foreign	1,670	1,425	640	1,133
	$138,497	$63,470	$43,698	$45,624

The net increase in nonaccrual loans during the first quarter is composed of additions of $99.8 million, repayments and payoffs of $9.7 million, charge-offs of $3.3 million, and foreclosures of $11.8 million. The increase in nonaccrual loans included 7 residential construction loans totaling $36.6 million, 5 commercial real estate loans totaling $16.8 million, 3 commercial construction loans totaling $14.3 million, and 2 loans in the residential other category totaling $18.0 million.  Approximately $13.2 million of the increase in the nonaccrual residential construction category was attributed to three borrowers involved in the construction of high-end single-family residences located in the Desert region.  In addition, a $19.4 million 28-unit condo project with excess land for future development located in Costa Mesa was placed in nonaccrual status. The increase in nonaccrual commercial real estate loans was centered in 3 properties: one office building for $3.6 million located in the Inland Empire and a retail project for $4.9 million and a golf course for $4.6 million located in the Desert region.  The nonaccrual commercial construction loan increase is related to 2 completed office buildings in the Desert region and a 4-unit industrial building located in southeast San Diego.   The increase in the nonaccrual residential other loan category relates to one borrowing relationship with an underlying collateral pool that includes two lots and a home located on a high-end country club and two high-end coastal homes in San Diego County.

Included in the nonaccrual loans at the end of March are $14.0 million of SBA related loans representing 10% of total nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination.  SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $8.4 million.  At March 31, 2009, the SBA loan portfolio totaled $161.8 million and was composed of $119.9 million in SBA 504 loans and $41.9 million in SBA 7(a) and Express loans.

Loans accruing and over 30 days past due decreased $1.9 million during the first quarter The increase in the residential construction category is due mostly to a $13.1 million loan for an in-fill single family lot development loan in the South Bay area of Los Angeles County and a project for an $8.8 million high-end single family residential development in the Desert region. The decline in the commercial real estate category is due mostly to two loans for $8.6 million transferred to nonaccrual status and one loan for $4.4 million that was brought current.

Our exposure to nonowner-occupied residential construction loans was reduced by $2.6 million during the first quarter to $231.1 million at the end of March.  The reduction was due mostly to a combination of foreclosures and charge-offs of $6.5 million and net advances for new loans and existing commitments of $3.9 million.

Twelve nonowner-occupied residential construction loans totaling approximately $40.3 million were on nonaccrual status at March 31, 2009. The details of the nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of March 31, 2009			As of December 31, 2008
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$58,420	23	$2,540	$57,308
Residential nonowner-occupied single family	86,574	30	2,886	94,067
Unimproved residential land	48,814	13	3,755	50,163
Residential multifamily	37,341	10	3,734	32,184
	$231,149	76	$3,041	$233,722

Our largest loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The following table presents our real estate mortgage loan portfolio as of the dates indicated.

Loan Category	At March 31, 2009	At December 31, 2008
	(Dollars in thousand)
Commercial real estate mortgage
100% owner-occupied	$362,428	$376,975
Nonowner-occupied office building, industrial and warehouse facilities	1,880,215	1,861,868
Total commercial real estate mortgage	2,242,643	2,238,843

Residential real estate mortgage:
Multi-family	103,329	107,377
Single family owner-occupied	91,004	91,532
Single family nonowner-occupied	45,814	35,337
Total residential real estate mortgage	240,147	234,246
Total real estate mortgage	$2,482,790	$2,473,089

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at March 31, 2009 as shown in the following table.

	Minimum Regulatory Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	10.76%	12.67%
Tier 1 risk-based capital ratio	6.00%	11.20%	13.17%
Total risk-based capital	10.00%	12.45%	14.43%
Tangible common equity (TCE) ratio	—	10.54%	9.67%

EARNINGS PER SHARE

On January 1, 2009, FSP EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities became effective for us.  This pronouncement clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the two-class method of determining basic and diluted earnings per shares. All our unvested restricted stock participates with our common stockholders in dividends.  Application of the new standard results in a reduction of net earnings available to common stockholders and lower earnings per share when compared to the previous requirements.  The new standard’s effect on both basic and diluted earnings per share for the fourth quarter of 2008 was a reduction of $0.01 to $0.34 from $0.35.  There was no effect on the net loss per share for the first quarter of 2008.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of March 31, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2009	Dsecember 31, 2008
	(In thousands, except share data)
Assets:
Cash and due from banks	$118,009	$100,925
Federal funds sold	—	165
Total cash and cash equivalents	118,009	101,090

Interest-bearing deposits in financial institutions	95,758	58,780

Federal Home Loan Bank stock, at cost	33,782	33,782
Securities available-for-sale, at estimated fair value	141,106	121,577
Total securities	174,888	155,359

Loans, net of unearned income	3,924,285	3,987,891
Allowance for loan losses	(71,361)	(63,519)
Net loans	3,852,924	3,924,372

Premises and equipment	24,202	24,675
Other real estate owned, net	47,673	41,310
Intangible assets	37,675	39,922
Cash surrender value of life insurance	66,198	70,588
Other assets	78,743	79,406
Total assets	$4,496,070	$4,495,502

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,223,884	$1,165,485
Interest-bearing deposits	2,176,932	2,309,730
Total deposits	3,400,816	3,475,215

Accrued interest payable and other liabilities	46,302	64,567
Borrowings	450,000	450,000
Subordinated debentures	129,946	129,994
Total liabilities	4,027,064	4,119,776

Stockholders’ Equity	469,006	375,726
Total Liabilities and Stockholders’ Equity	$4,496,070	$4,495,502

Shares outstanding (including 1,267,405 shares at March 31, 2009 and 1,309,586 shares at December 31, 2008, underlying unvested stock awards)	32,326,505	28,516,106

Tangible book value per share	$13.34	$11.78
Book value per share	$14.51	$13.18

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	Quarters Ended
	3/31/09	12/31/08	3/31/08
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$61,847	$66,507	$75,653
Interest on federal funds sold	—	75	40
Interest on time deposits in other financial institutions	61	176	3
Interest on investment securities	1,546	1,707	1,701
Total interest income	63,454	68,465	77,397

Interest expense:
Interest expense on deposits	9,320	11,416	11,821
Interest expense on borrowings	3,582	4,217	5,307
Interest expense on subordinated debentures	1,779	2,107	2,409
Total interest expense	14,681	17,740	19,537
Net interest income before provision for credit losses	48,773	50,725	57,860
Provision for credit losses	14,000	8,800	26,000
Net interest income after provision for credit losses	34,773	41,925	31,860

Noninterest income:
Service charges on deposit accounts	3,149	3,420	3,224
Other commissions and fees	1,685	2,062	1,519
Gain (loss) on sale of loans	—	—	269
Increase in cash surrender value of life insurance	439	584	587
Other income	808	476	870
Total noninterest income	6,081	6,542	6,469

Noninterest expense:
Compensation	19,331	15,088	18,846
Occupancy	6,386	6,410	5,870
Data processing	1,628	1,590	1,543
Other professional services	1,524	1,688	1,415
Business development	725	789	756
Communications	693	766	824
Insurance and assessments	1,598	1,148	540
Other real estate owned, net	997	748	(26)
Intangible asset amortization	2,247	2,332	2,530
Reorganization and lease charges	1,215	—	—
Goodwill write-off	—	—	275,000
Other	2,625	3,260	2,914
Total noninterest expense	38,969	33,819	310,212
(Loss) earnings before income taxes	1,885	14,648	(271,883)
Income taxes	440	5,027	840
Net (loss) earnings	$1,445	$9,621	$(272,723)

Per share information
(Loss) earnings per share:
Basic (loss) earnings per share	$0.05	$0.34	$(10.05)
Diluted (loss) earnings per share	$0.05	$0.34	$(10.05)

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended
	3/31/09	12/31/08	3/31/08
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,938,322	$3,952,872	$4,019,224
Investment securities	165,333	142,494	143,379
Federal funds sold	260	29,702	5,032
Interest-bearing deposits in financial institutions	92,271	104,800	324
Average earning assets	4,196,186	4,229,868	4,167,959
Other assets	284,628	274,687	1,030,130
Average total assets	$4,480,814	$4,504,555	$5,198,089

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,163,059	$1,208,085	$1,273,173

Interest checking	349,908	338,434	369,841
Money market accounts	841,410	858,971	1,089,672
Savings	123,005	117,278	104,905
Time deposits	899,666	899,264	413,712
Interest-bearing deposits	2,213,989	2,213,947	1,978,130
Average deposits	3,377,048	3,422,032	3,251,303
Subordinated debentures	129,975	130,025	137,829
Borrowings	451,608	536,370	620,349
Other liabilities	61,882	38,919	50,207
Average liabilities	4,020,513	4,127,346	4,059,688
Average equity	460,301	377,209	1,138,401
Average liabilities and stockholders’ equity	$4,480,814	$4,504,555	$5,198,089

Yield Analysis:
Average earning assets	$4,196,186	$4,229,868	$4,167,959
Yield	6.13%	6.44%	7.47%
Average interest-bearing deposits	$2,213,989	$2,213,947	$1,978,130
Cost	1.71%	2.05%	2.40%
Average deposits	$3,377,048	$3,422,032	$3,251,303
Cost	1.12%	1.33%	1.46%
Average interest-bearing liabilities	$2,795,572	$2,880,342	$2,736,308
Cost	2.13%	2.45%	2.87%
Average subordinated debentures	129,975	130,025	137,829
Cost	5.55%	6.45%	7.03%
Average borrowings	451,608	536,370	620,349
Cost	3.22%	3.13%	3.44%
Average interest sensitive liabilities	$3,958,631	$4,088,427	$4,009,481
Cost	1.50%	1.73%	1.96%

Interest spread	4.00%	3.99%	4.60%
Net interest margin	4.71%	4.77%	5.58%

DEPOSITS (unaudited)

	As of the Dates Indicated
	3/31/09	12/31/08	3/31/08
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,223,884	$1,165,485	$1,277,302
Interest checking	359,551	342,241	373,145
Total transaction accounts	1,583,435	1,507,726	1,650,447
Non-transaction accounts:
Money market	890,558	837,873	1,165,336
Savings	116,550	124,603	100,505
Time deposits under $100,000	400,084	611,083	136,476
Time deposits over $100,000	410,189	393,930	266,379
Total non-transaction accounts	1,817,381	1,967,489	1,668,696
Total deposits	$3,400,816	$3,475,215	$3,319,143

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08 *
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$779,971	$845,410	$803,717	$833,376	$855,228
Real estate-construction	583,709	579,884	608,968	623,605	661,782
Commercial real estate-mortgage	2,482,790	2,473,089	2,437,593	2,361,529	2,361,365
Consumer	38,615	44,938	41,671	47,500	47,506
Foreign:
Commercial	44,955	50,918	49,153	46,096	48,737
Other	2,126	2,245	2,323	1,861	906
Total gross loans, including loans held for sale	$3,932,166	$3,996,484	$3,943,425	$3,913,967	$3,975,524

*Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES (Unaudited)

	As of the Dates Indicated
	3/31/09	12/31/08	3/31/08
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$71,361	$63,519	$60,199
Reserve for unfunded loan commitments	5,271	5,271	8,671
Allowance for credit losses	$76,632	$68,790	$68,870

NONPERFORMING ASSETS:
Nonaccrual loans	$138,497	$63,470	$31,955
Other real estate owned	47,673	41,310	6,055
Total nonperforming assets	$186,170	$104,780	$38,010

Allowance for credit losses to loans, net of unearned income	1.95%	1.72%	1.76%
Allowance for credit losses to nonaccrual loans	55.33%	108.38%	215.5%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	4.69%	2.60%	0.96%
Nonaccrual loans to total loans, including loans held for sale	3.53%	1.59%	0.81%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/09	12/31/08	3/31/08
	(Dollars in thousands)
Balance at beginning of period	$68,790	$61,028	$61,028
Loans charged-off:
Commercial	(1,881)	(7,664)	(108)
Real estate-construction	(1,572)	(24,998)	(18,335)
Real estate-mortgage	(2,738)	(2,617)	(68)
Consumer	(216)	(3,947)	(38)
Foreign	(368)	(349)	—
Total loans charged-off	(6,775)	(39,575)	(18,549)

Recoveries on loans charged-off:
Commercial	303	971	356
Real estate-construction	—	88	—
Real estate-mortgage	190	412	26
Consumer	110	47	9
Foreign	14	19	—
Total recoveries on loans charged-off	617	1,537	391
Net charge-offs	(6,158)	(38,038)	(18,158)
Provision for credit losses	14,000	45,800	26,000
Balance at end of period	$76,632	$68,790	$68,870

Annualized net charge-offs to average loans	0.63%	0.96%	1.82%

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021